                                                                 EXHIBIT 4.6


                          REPUBLIC GROUP INCORPORATED

                          EMPLOYEE STOCK PURCHASE PLAN

                          Effective as of July 1, 1997

                          REPUBLIC GROUP INCORPORATED
                          EMPLOYEE STOCK PURCHASE PLAN

                               TABLE OF CONTENTS


                                                                            Page


                                                        ARTICLE I

                                                     NAME AND PURPOSE . . . . . . . . . . . . . . . . . . . . . . . .   1
         1.1     Name . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         1.2     Purpose and Construction . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

                                                        ARTICLE II

                                                   DEFINITIONS OF TERMS . . . . . . . . . . . . . . . . . . . . . . .   1
         2.1     General Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
                 (a)      Board . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
                 (b)      Code  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
                 (c)      Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
                 (d)      Common Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
                 (e)      Compensation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
                 (f)      Effective Date  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
                 (g)      Employee  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
                 (h)      Employer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
                 (i)      Entry Date  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
                 (j)      Exercise Date . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
                 (k)      Fair Market Value . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
                 (l)      Offering  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
                 (n)      Parent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
                 (o)      Participant . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
                 (p)      Plan  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
                 (q)      Share . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
                 (r)      Subsidiary  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
         2.2     Other Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3

                                                       ARTICLE III

                                              ELIGIBILITY AND PARTICIPATION   . . . . . . . . . . . . . . . . . . . .   3
         3.1     Initial Eligibility. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
         3.2     Restrictions on Participation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3

                                                        ARTICLE IV

                                                   SHARES TO BE OFFERED . . . . . . . . . . . . . . . . . . . . . . .   3
         4.1     Number of Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3





                                      (i)

         4.2     Reusage  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
         4.3     Adjustments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4

                                                        ARTICLE V

                                           GRANTS, PARTICIPATION AND WITHDRAWAL . . . . . . . . . . . . . . . . . . .   4
         5.1     Grant of Options . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
         5.2     Nontransferability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
         5.3     Election to Participate  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
         5.4     Method of Payment and Stock Purchase Accounts  . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
         5.5     Withdrawal from the Plan . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5

                                                        ARTICLE VI

                                                        OFFERINGS   . . . . . . . . . . . . . . . . . . . . . . . . .   5
         6.1     Offerings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
         6.2     Terms of Offering  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5

                                                       ARTICLE VII

                                                    PURCHASE OF STOCK   . . . . . . . . . . . . . . . . . . . . . . .   6
         7.1     Exercise of Option . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
         7.2     Allotment of Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
         7.3     Rights on Retirement, Death or Termination of Employment . . . . . . . . . . . . . . . . . . . . . .   6
         7.4     Rights to Share Certificates.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6

                                                       ARTICLE VIII

                                                      ADMINISTRATION  . . . . . . . . . . . . . . . . . . . . . . . .   7
         8.1     Board of Directors.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         8.2     Authority  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         8.3     Determinations; Action in Good Faith . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         8.4     Delegation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7

                                                        ARTICLE IX

                                                AMENDMENT AND TERMINATION   . . . . . . . . . . . . . . . . . . . . .   7
         9.1     Power of Board . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         9.2     Limitation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         9.3     Term . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         9.4     Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         9.5     Effect . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8

                                                        ARTICLE X

                                                 MISCELLANEOUS PROVISIONS . . . . . . . . . . . . . . . . . . . . . .   8
         10.1    Underscored References . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8





                                      (ii)

         10.2    Number and Gender  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         10.3    Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         10.4    Purchase for Investment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         10.5    No Employment Contract . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         10.6    Offset . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9





                                     (iii)

                          REPUBLIC GROUP INCORPORATED
                          EMPLOYEE STOCK PURCHASE PLAN

                                   ARTICLE I

                                NAME AND PURPOSE

         1.1 Name. The name of this Plan is the "Republic Group Incorporated Employee Stock Purchase Plan."

         1.2 Purpose and Construction. The Company has established this Plan to encourage and facilitate the purchase of its Common Stock by Eligible Employees, as an incentive to Eligible Employees, so that they may share in the growth of the Company by acquiring or increasing their proprietary interest in the Company. This Plan is intended to qualify as an "Employee Stock Purchase Plan" under Section 423 of the Code. Consequently, the provisions of this Plan shall be construed in a manner consistent with the requirements of Section 423 of the Code. Any term or provision of this Plan which is inconsistent with the requirements of Section 423 of the Code shall be inapplicable.

                                   ARTICLE II

                              DEFINITIONS OF TERMS

         2.1 General Definitions. The following words and phrases, when used in the Plan, unless otherwise specifically defined or unless the context clearly otherwise requires, shall have the following respective meanings:

                 (a)      Board.  The Board of Directors of the Company.

                 (b) Code. The Internal Revenue Code of 1986, as amended. Any reference to the Code includes the regulations promulgated pursuant to the Code.

                 (c)      Company.  Republic Group Incorporated.

                 (d) Common Stock. The Company's $1.00 par value common stock. Each share of Common Stock purchased pursuant to the Plan will be accompanied by a share purchase right issued under the Company's Rights Agreement dated May 1, 1996, as amended.

                 (e) Compensation. Annualized base pay increased by any pre-tax deductions under Code Sections 125 or 402(g).

                 (f) Effective Date. July 1, 1997. However, in order to remain effective, the Plan must be approved by the shareholders of the Company within one year before or after approval by the Board.

                 (g) Employee. A salaried or hourly employee of an Employer as determined based on the payroll records of such Employer; provided, however, that the following shall not be considered "Employees" for purposes of the Plan: (a) any employee who is a leased employee within the meaning of Code
Section 414(n); and (b) any individual who is an independent contractor (including any individual who is recharacterized by the Internal Revenue Service as a common law employee, for periods during which such individual was treated as an independent contractor by the Company or a Subsidiary).

                 (h) Employer. With respect to each Offering, the Company and those of its Parents and Subsidiaries who adopt the Plan and whose Employees are eligible to be granted Options to purchase Common Stock in such Offering. Designations of participating Employers may be made from time to time by the Board among a group consisting of the Company and its Parents and Subsidiaries, including any corporations becoming members of such group after the adoption and approval of the Plan.

                 (i) Entry Date. The Board shall establish the Entry Dates for eligibility under the Plan. Initially, and subject to revision by the Board, the Entry Dates shall be each January 1 and July 1.

                 (j) Exercise Date. Each March 31, June 30, September 30 and December 31 (or the first business day following such date if the date falls on a non-business day).

                 (k) Fair Market Value. The closing price of the Shares on the New York Stock Exchange on the Exercise Date; provided, however, if there is no quoted closing price on such date, the closing price shall be the most recent date preceding the Exercise Date on which there is a quoted closing price on the New York Stock Exchange.

                 (l) Offering. An offering consisting of grants of Options to purchase Shares under the Plan. The initial Offering under the Plan shall commence on July 1, 1997, and shall terminate on September 30, 1997.
Each subsequent Offering under the Plan shall commence on the first business day following the preceding Offering's Exercise Date, and shall terminate as of the next Exercise Date.

                 (m)      Option.  An option granted under the Plan to purchase
Shares.

                 (n) Parent. Any corporation (other than the Company or a Subsidiary) in an unbroken chain of corporations ending with the Company, if, at the time of the grant of an Option, each of the corporations (other than the Company or a Subsidiary) owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

                 (o) Participant. An eligible Employee who has elected to participate in the Plan.

                 (p) Plan. The Republic Group Incorporated Employee Stock Purchase Plan and all amendments and supplements to it.

                 (q) Share. A share of Common Stock. References to Shares shall be deemed to include a reference to the accompanying share purchase right unless the context requires otherwise.

                 (r) Subsidiary. Any corporation, other than the Company, in an unbroken chain of corporations beginning with the Company if, at the time of grant of an Option, each of the corporations, other than the last corporation in the unbroken chain, owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

         2.2 Other Definitions. In addition to the above definitions, certain words and phrases used in the Plan and in any Offering may be defined in other portions of the Plan or in such Offering.

                                  ARTICLE III

                         ELIGIBILITY AND PARTICIPATION

         3.1 Initial Eligibility. An Employee who has completed six (6) months of employment shall be eligible to participate in Offerings under the Plan on or after the first Entry Date following his completion of his initial six (6) months of employment. For purposes of determining eligibility, employment by an entity which is acquired by an Employer or whose assets are acquired by an Employer shall not be treated as employment by the Employer unless the Board shall make a determination otherwise.

         3.2 Restrictions on Participation. Notwithstanding any provision of the Plan to the contrary, no Employee shall participate in the Plan if:

                 (a) immediately after the grant, he would own (within the meaning of Section 423(b)(3) of the Code) stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of any Parent or Subsidiary; or

                 (b) he is a part-time employee whose customary employment is twenty (20) hours or less per week; or

                 (c) he is an employee whose customary employment is for not more than five (5) months in any calendar year.

                                   ARTICLE IV

                              SHARES TO BE OFFERED

         4.1 Number of Shares. The number of Shares for which Options may be granted under the Plan shall be 150,000. Such Shares may be authorized but unissued Shares, Shares held in the treasury, or Shares obtained on the open market. If the Company purchases

Shares in the open market to issue under the Plan, the Company will take any and all actions necessary to comply with Regulation M, including the use of an independent agent.


         4.2 Reusage. If an Option expires or is terminated, surrendered, or cancelled without having been fully exercised, the Shares covered by such Option which were not purchased shall again be available for issuance under the Plan.

         4.3 Adjustments. If there is any change in the Common Stock of the Company by reason of any stock dividend, spin-off, split-up, spin-out, recapitalization, merger, consolidation, reorganization, combination or exchange of shares, or otherwise, the number and class of shares available for Options, the maximum number of Shares that may be purchased in the current Offering Period, and the price per Share, as applicable, shall be appropriately adjusted by the Board, and a corresponding adjustment in the related share purchase rights shall be made by the Board to the extent appropriate.

                                   ARTICLE V

                      GRANTS, PARTICIPATION AND WITHDRAWAL

         5.1 Grant of Options. On his initial Entry Date following his becoming eligible to participate in the Plan, each eligible Employee may execute and deliver to the Company or its designee an agreement in the form approved by the Company ("Participation Agreement") in accordance with the provisions of the Offering, in order to be granted an Option to purchase Shares under the Plan.

         5.2 Nontransferability. No payroll deductions credited to a Participant's stock purchase account nor any rights with regard to the exercise of an Option or to receive Shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way by a Participant other than by will or the laws of descent and distribution. Options under the Plan shall be exercisable during a Participant's lifetime only by him, his guardian or legal representative. Shares may be sold or otherwise transferred by a Participant without restriction. Each Participant shall agree in the Participation Agreement to notify the Company or its designee of any transfer of the Shares within two years of the Exercise Date on which such Shares were purchased.

         5.3 Election to Participate. An eligible Employee who wishes to participate in the Plan must deliver his executed Participation Agreement to the Company or its designee no later than required by the Company or its designee. In such Participation Agreement, each eligible Employee may elect to have deductions from his Compensation at the rate of a dollar amount per payroll check, but not in any event to exceed ten percent (10%) of his Compensation. The minimum payroll deduction amount per payroll check shall be $10. The maximum calendar year deduction for each eligible Employee shall be $25,000. Each Participant's Participation Agreement shall remain in effect for each Offering subsequent thereto until the Participant either (a) ceases future contributions to his stock purchase account in accordance with Section 5.5 of the Plan; or (b) increases or decreases his payroll deduction contributions to the Plan, by completing a new Participation Agreement. Any increase or decrease (excluding withdrawals in accordance with Section 5.5 of the Plan) shall be permitted only at the frequency permitted by the Board, which initially shall be twice per year, as of the next issued payroll check following each Entry Date if submitted to the Company or its designee no later than twenty (20) business days prior to the issuance of such check. The Board may permit any Participant to make an irrevocable election and to specify the term of such election.

         5.4 Method of Payment and Stock Purchase Accounts. Payment for Shares shall be made through payroll deductions from the Participant's Compensation, such deductions to be authorized by a Participant in the Participation Agreement. A stock purchase account shall be set up on the books of the Company or its designee in the name of each Participant. The amount of all payroll deductions shall be credited to the respective stock purchase accounts of the Participants on such books. The funds deducted and withheld by the Company through payroll deductions may be used by the Company for any corporate purposes as the Board shall determine, and the Company shall not be obligated to segregate said funds in any way.

         5.5 Withdrawal from the Plan. A Participant may cease future contributions to his stock purchase account, effective for the next issued payroll check, by submitting a notice to the Company or its designee no later than twenty (20) business days prior to the issuance of such check. Notwithstanding a Participant's notice that future contributions will cease, the balance in the Participant's stock purchase account will nevertheless be used to purchase Shares at the next Exercise Date.

                                   ARTICLE VI

                                   OFFERINGS

         6.1 Offerings. There shall be a series of Offerings under the Plan which shall occur on a quarterly basis. Each Participant having funds in his stock purchase account on an Exercise Date shall be deemed, without any further action, to have exercised his Option for such Offering and to have purchased with the funds in his account the number of Shares which he has the right to purchase at the purchase price on that Exercise Date pursuant to
Section 7.1.

         6.2 Terms of Offering. The terms of the Offerings under the Plan shall be the following:

                 (a) The number of Shares to be offered shall equal the maximum number of Shares then available under the provisions of
         ARTICLE IV.

                 (b) The Offering period shall be quarterly. In no event shall an Option be exercisable after the expiration of five (5) years from the date each Option is granted. The Board may determine that the Offering period will be changed under the Plan and may specify the terms of any such new Offering period.

                 (c) The price per Share for which Common Stock will be sold to Participants shall be 90% of the Fair Market Value on the Exercise Date upon which the Option is exercised. Notwithstanding the foregoing, in no event shall the price per Share be less than the par value. The Board may establish a different purchase price per Share provided that it may not be less than 85% of the Fair Market Value on the Exercise Date or less than the par value.

                 (d) The eligible Employees with respect to each Offering shall be determined as follows. All eligible Employees on an Entry Date shall be eligible with respect to the Options in an Offering that is continuing on and after such Entry Date. However, no Employee shall be granted an Option which permits his rights to purchase stock under all employee stock purchase plans (as defined in Section 423(b) of the Code) of the Company and its Parents and Subsidiaries to accrue at a rate which exceeds $25,000 of fair market value of such stock, determined as of the Exercise Date, for each calendar year in which such Option is outstanding at anytime.

                                  ARTICLE VII

                               PURCHASE OF STOCK

         7.1 Exercise of Option. Each Participant's Option to purchase Shares will be automatically exercised for him on each Exercise Date for the number of Shares (including fractional shares to the nearest three (3) decimal points) which the accumulated payroll deductions as of the Exercise Date will purchase at the applicable Option price, subject to the limitations set forth in the Plan and the Offering and subject to allotment in accordance with
Section 7.2. Any balance remaining in a Participant's stock purchase account after the exercise of an Option will remain in such account to purchase Shares as of the next following Exercise Date unless the Plan is terminated, in which event it will be refunded to such Participant.

         7.2 Allotment of Shares. In the event that, on any Exercise Date, the aggregate funds and Shares available for the purchase of Shares, pursuant to the provisions of Section 7.1, would purchase a greater number of Shares than the number of Shares then available for purchase under the Plan on such Exercise Date, the Company shall issue to each Participant, on a pro rata basis, such number of Shares as, when taken together with the Shares issued to all other Participants, will result in the issuance of Shares totaling no more than the number of Shares then remaining available for issuance under the Plan on such Exercise Date. If, after such allotment, all of the Shares under an Offering have been purchased, any balance remaining in a Participant's stock purchase account shall be refunded to such Participant.

         7.3 Rights on Retirement, Death or Termination of Employment. In the event of a Participant's retirement, death or termination of employment, no payroll deduction shall be taken from any Compensation due and owing to him at such time, all outstanding Options will terminate unexercised, and the amount in the Participant's stock purchase account shall be paid within thirty (30) days to the former Employee or, in the event of his death, the person or persons to whom his rights pass by will or the laws of descent and distribution including his estate during the period of administration. An Employee of a Subsidiary or a Parent which ceases to be a Subsidiary or a Parent shall be deemed to have terminated his employment for purposes of this
Section 7.3 as of the date such corporation ceases to be a Subsidiary or a Parent, as the case may be, unless, as of such date, the Employee shall become an Employee of the Company or any Subsidiary or Parent.

         7.4 Rights to Share Certificates. At least annually, each Participant will receive a statement from the Company reflecting the number of Shares purchased for his account and may at any time request delivery of certificates for Shares reflected on his account. A Participant may be required to pay the administrative fees associated with issuance of the certificates. Certificates for Shares will be issued and delivered upon request as soon as practicable, in the name of the Participant. The Company may designate any person to maintain the accounts and records required under the Plan. Participants shall have all the rights accorded to shareholders of the Company whether or not certificates for Shares have been issued for the number of Shares purchased for their accounts.


                                  ARTICLE VIII

                                 ADMINISTRATION

         8.1 Board of Directors. The Plan shall be administered by the Board, subject to the provisions of Section 8.4 hereof.

         8.2 Authority. Subject to the terms of the Plan, the Board shall have complete authority to:

                 (a) determine the terms and conditions of each Offering, as described in ARTICLE VI;

                 (b)      interpret and construe the Plan;

                 (c) prescribe, amend and rescind rules and regulations relating to the Plan;

                 (d) maintain accounts, records and ledgers relating to Options;

                 (e) maintain records concerning its decisions and proceedings;

                 (f) employ agents, attorneys, accountants or other persons for such purposes as the Board considers necessary or desirable; and

                 (g) do and perform all acts which it may deem necessary or appropriate for the administration of the Plan and to carry out the purposes of the Plan.

         8.3 Determinations; Action in Good Faith. All determinations of the Board shall be final. No member of the Board and no designee of the Board shall be liable for any action taken in good faith in its administration of the Plan.





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
         8.4 Delegation. The Board may delegate all or any part of its authority under the Plan to any Employee or committee, and may retain such third parties as it deems appropriate to administer the Plan and the purchase of Shares pursuant to the Plan.

                                   ARTICLE IX

                           AMENDMENT AND TERMINATION

         9.1 Power of Board. Except as hereinafter provided, the Board shall have the sole right and power to amend the Plan at any time and from time to time.

         9.2 Limitation. The Board may not amend the Plan, without approval of the shareholders of the Company:

                 (a) in a manner which would cause the Plan to fail to meet the requirements of Sections 423 of the Code;

                 (b) in a manner which increases the total number of shares which may be issued pursuant to options granted under the Plan; or

                 (c) in a manner which modifies the requirements as to eligibility for participation in the Plan.


         9.3 Term. The Plan shall commence as of the Effective Date and, subject to the terms of the Plan including those requiring approval by the shareholders of the Company, shall continue in full force and effect until terminated.

         9.4 Termination. The Plan may be terminated at any time by the Board. Subject to the Board's right to amend the Plan, with shareholder approval, to increase the number of Shares available for purchase under the Plan, the Plan shall automatically terminate when all of the Shares available for purchase have been sold. Upon termination of the Plan, outstanding Options will also terminate unexercised, and any balances remaining in each Participant's stock purchase account shall be refunded to him.

         9.5 Effect. The amendment or termination of the Plan shall not adversely affect any Options granted prior to such amendment or termination.

                                   ARTICLE X

                            MISCELLANEOUS PROVISIONS

         10.1 Underscored References. The underscored references contained in the Plan are included only for convenience, and they shall not be construed as a part of the Plan or in any respect affecting or modifying its provisions.

         10.2 Number and Gender. The masculine and neuter, wherever used in the Plan, shall refer to either the masculine, neuter or feminine; and, unless the context otherwise requires, the singular shall include the plural and the plural the singular.

         10.3 Governing Law. This Plan shall be construed and administered in accordance with the laws of the State of Delaware.

         10.4 Purchase for Investment. The Plan is intended to provide Common Stock for investment and not for resale. The Company does not, however, intend to restrict or influence any Employee in the conduct of his or her own affairs. An Employee may therefore sell Shares purchased under the Plan at any time the Employee chooses, subject to compliance with any applicable federal or state securities laws. Provided, however, that because of certain federal tax requirements, each Employee agrees by entering the Plan promptly to give the Company notice of any Shares disposed of within two years after the Exercise Date of the applicable Option showing the number of such Shares disposed of. All certificates for Shares delivered under the Plan shall be subject to such stock transfer orders and other restrictions as the Company may deem advisable under all applicable laws, rules, and regulations, and the Company may cause a legend or legends to be put on any such certificates to make appropriate references to such restrictions. THE EMPLOYEE ASSUMES THE RISK OF ANY MARKET FLUCTUATIONS IN THE PRICE OF THE SHARES.

         10.5 No Employment Contract. The adoption of the Plan shall not confer upon any Employee any right to continued employment nor shall it interfere in any way with the right of the Company, a Parent or a Subsidiary to terminate the employment of any of its employees at any time.

         10.6 Offset. If authorized by a Participant in writing, the Employer shall have a right of offset against the funds or Shares in the Participant's stock purchase account, in the event that the Participant becomes indebted to the Employer.




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